TRANSITION SERVICES AGREEMENT AND GENERAL RELEASE

This Transition Services Agreement and General Release (“Agreement”) is entered into by and between Euronet Worldwide, Inc. (“the Company”) and Daniel R. Henry (“Mr. Henry”).

WHEREAS, Mr. Henry has been employed by the Company as its President and Chief Operating Officer under an Employment Agreement dated October 10, 2003 (the “Employment Agreement”); and

WHEREAS, Mr. Henry has decided voluntarily to resign from his position as president and chief operating officer and the Company has accepted his resignation; and

WHEREAS, the Company desires to continue to retain Mr. Henry as an employee until June 30, 2007 and the parties desire to establish the compensation the Company will pay to Mr. Henry for his employment until June 30, 2007 and resolve amicably all matters through the date hereof between them on a full and final basis;

NOW, THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Resignation. Mr. Henry gave notice to the Company on December 11, 2006 of his intention to resign as president and chief operating officer of the Company effective as of December 31, 2006. Mr. Henry and the Company agree that, notwithstanding the 60 day notice period required under Section 8(c) of the Employment Agreement, Mr. Henry’s will remain an employee with the Company until June 30, 2007 (the “Resignation Effect Date”) under the terms provided in this Agreement.

2. Transition Period Services. From February 1 until June 30, 2007 (the “Transition Period”), Mr. Henry will remain employed, on a part-time basis, by the Company and will be available on the request of the Company to provide transition services. In this capacity, Mr. Henry will respond to inquiries and make himself available for projects as required by the Company. Mr. Henry will receive his salary for the month of January, 2007 under his current employment agreement, which shall be considered terminated with effect as of February 1, 2007. His salary will be reduced to $10,000 per month, payable in arrears in accordance with the Company’s standard payroll practices, for the period from February 1, 2007 through the end of the Transition Period (for at total of $50,000 for the period beginning February 1, 2007 and ending June 30, 2007.

3. Continuing Service as a Director. It is acknowledged that Mr. Henry is a director of the Company and, except as expressly provided herein, nothing in this Agreement shall affect his position as such. For purposes of establishing Mr. Henry’s compensation as a director, Mr. Henry will be considered an “outside director” commencing as of the Company’s shareholders meeting in May, 2007. In accordance with the compensation policies of the board of directors, he will receive a grant of 3,500 restricted shares on the date of that shareholders meeting and will begin receiving the cash compensation payable to outside directors, which is currently $30,000 per annum, payable on a quarterly basis commencing in the third quarter, 2007.

4.	Benefits.

(a)         The Company will continue to provide group health insurance coverage to Mr. Henry in accordance with its current policies during the Transition Period. After the expiration of the Transition Period, Mr. Henry will be permitted to continue coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provided that for the period from June 30, 2007 until December 31, 2008 the Company will pay directly or reimburse Mr. Henry for his COBRA costs. Mr. Henry’s participation in, entitlement to and accrual under all other benefit plans or programs of the Company (other than stock option plans, which are dealt with in Section 4(b)) shall cease as of June 30, 2007.

(b)        Mr. Henry and the Company hereby agree that the December 12, 2005 restricted stock grant of 50,000 shares of the Company’s common stock reflected in the Restricted Stock Grant dated April 10, 2006 (except those shares that will vest in March 2007 by virtue of the Company having met the 2006 fiscal year performance targets for vesting of such shares) and the August 16, 2006 restricted stock grant of 100,000 shares of the Company’s common stock reflected in the Restricted Stock Grant dated August 16, 2006 were forfeited as of December 31, 2006. The provisions of this Section 4(b) shall be considered an amendment to the Restricted Stock Grant Agreements dated April 10, 2006 and August 16, 2006, respectively, relating to the grant of such restricted shares, which agreements are hereby considered terminated.

(c)         Mr. Henry and the Company hereby agree that all vesting of options currently outstanding to Mr. Henry shall cease as of June 30, 2007, and all of the option agreements currently in effect with respect to such options will be modified as necessary to effect this provision. Subject to the next sentence, Mr. Henry and the Company acknowledge and agree that all options currently outstanding and held by Mr. Henry that have vested as of June 30, 2007 will remain exercisable during the period of time specified in the respective option agreements relating to the awards.

(d)        Mr. Henry will be entitled to keep the laptop computer he used for work, and may use his mobile telephone and wireless mobile device at the expense of the Company during the entire term he is a director of the Company, subject to his compliance with all Company terms, conditions and policies concerning such use, including but not limited to the Company’s policies relating to the security of information.

(e)         Nothing in this Agreement will affect any rights under options granted to Mr. Henry after the date of this Agreement as a director.

                5. Indemnification. The Company shall continue to indemnify Mr. Henry and/or cover him with applicable insurance for his acts and omissions as an employee of the Company to the same extent he is currently indemnified and/or covered by applicable insurance provided by the Company.

6. Mr. Henry’s Release and Covenant Not To Sue. In consideration of the benefits described herein and for other good and valuable consideration, which are of greater value than the consideration Mr. Henry would otherwise be entitled to receive upon resignation of his employment, Mr. Henry, on behalf of himself, his heirs, executors, attorneys (with respect only to attorney’s fees and costs representatives and each of their successors and assigns hereby releases the Company, its officers, directors, owners, employees, agents, representatives and attorneys, and each of their respective predecessors, successors and assigns (“Released Parties”) from any and all claims, demands, suits, actions, liabilities, damages or causes of action of any nature whatsoever, whether known to him or not, based on any act, omission, conduct, policy, practice, occurrence or incident prior to the time he signs this Agreement (“Claims”). Among the Claims Mr. Henry is releasing are any and all claims, damages, lawsuits, injuries, liabilities and causes of action that he may have under any express or implied contract (including the Employment Agreement), claims for unpaid compensation or deferred compensation, emotional distress, defamation or any other personal injury or tort claim, or under any city ordinance or state, federal or common law meant to protect workers in their employment relationships including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, the Kansas Acts Against Discrimination, the Americans with Disabilities Act, the Equal Pay Act, 42 U.S.C. §§ 1981, 1983 and 1985, 18 U.S.C. § 1514A, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Labor Management Relations Act, Workers’ Compensation laws, and under which Mr. Henry may have rights and claims, whether known to him or not, arising, directly or indirectly out of his employment by the Company and/or the resignation of his position as President and Chief Operating Officer effective December 11, 2006. Mr. Henry represents that he has not asserted any such Claims and further agrees not to assert any such claim in the future. However, nothing in this Agreement is intended to apply to claims for breach of this Agreement or to prohibit Mr. Henry from filing a charge with the U.S. Equal Employment Opportunity Commission.

7. Release of Age Discrimination Claims. Mr. Henry on behalf of himself, his heirs, executors, attorneys (with respect only to attorney’s fees and costs representatives and each of their successors and assigns hereby releases the Released Parties from any and all Claims that he may have, under the Age Discrimination in Employment Act, the Kansas Age Discrimination in Employment Act, and any other federal, state or local laws prohibiting age discrimination in employment, whether known to me or not, past or present, suspected or unsuspected, arising, directly or indirectly out of his employment by the Company or the resignation of his employment effective December 11, 2006, or the termination of the Employment Agreement.

8. Reinstatement. Mr. Henry waives all claims for reinstatement or employment beyond June 30, 2007 with the Company, its successors and assigns.

                9. Return of all Company Property. On or before the Resignation Effect Date, Mr. Henry will return any and all property of the Company or its subsidiaries or affiliates that is in his possession, including without limitation all documents, files, reports, and media (computer disks, tapes, etc.) on which information and data may have been recorded or saved, and Mr. Henry agrees to remove from any personal computer all information concerning the Company that he obtained in connection with my employment by the Company, including without limitation information concerning the Company’s agents and employees, products, vendors, customers, and business processes.

10. Confidentiality. Except as otherwise expressly provided herein, the parties agree that they shall maintain the confidentiality of the terms of this Agreement. Mr. Henry shall not directly or indirectly use or disclose to any party outside the Company any Confidential Information of the Company, including without limitation in any fashion that could reasonably be considered materially disparaging to the Company. For the purposes of this Section 9, “Confidential Information” means information about the business, activities, employees and clients of the Company which has a significant business purpose, which the Company has treated as confidential and/or which is not known or generally available from sources outside the Company. Confidential Information does not include information which is in the public domain, unless it is only in the public domain because of a breach of a duty or agreement not to disclose it.

11. Cooperation. Mr. Henry agrees to cooperate with the Company and its legal counsel in any litigation or disputes in which the Company is, or may become, involved, including but not limited to providing information Mr. Henry may have concerning any such dispute and appearing as a witness for the Company.

12. No Admission of Liability. Mr. Henry understands and agrees that the Company denies that he has any legally cognizable claims against it, but that the Company desires to amicably settle any and all disputes it now may have with Mr. Henry. Mr. Henry further understands and agrees that neither this Agreement nor any action taken hereunder is to be construed as an admission by the Company of violation of any local, state, federal, or common law - in fact, Mr. Henry understands that the Company expressly denies any such violation.

13. Consultation with Attorney. The Company hereby advises Mr. Henry to consult with an attorney prior to signing this Agreement. Mr. Henry acknowledges and agrees that he has had a sufficient period of time to consider this Agreement and to make a knowing and voluntary decision to enter into it.

14. Entire Agreement. This Agreement represents the entire agreement of the parties, and supersedes all other agreements, discussions or understandings of the parties concerning the subject matter hereof. The Employment Agreement is hereby terminated and of no further force or effect. This Agreement may not be modified in any manner except in a written document signed by both parties.

                15. Severability. Should any provision of this Agreement be held to be invalid or unenforceable by a court of competent jurisdiction, it shall be deemed severed from the Agreement, and the remaining provisions of the Agreement shall continue in full force and effect.

16. Litigation. In the event of any litigation to enforce any term of this Agreement, the prevailing party shall be awarded its or his reasonable attorneys’ fees and costs.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original and together which shall constitute one and the same instrument.

18. Choice of Law. This Agreement shall be construed in accordance with the laws of Kansas, without regard to the principles of conflicts of laws therein.

20. Time to Consider this Separation Agreement and Release and 7-Day Revocation Period.

Mr. Henry acknowledges that he has been given the option to consider this Agreement for up to twenty-one (21) days before he signed it. He further acknowledges that he has been advised to consult with an attorney prior to signing this Agreement.

Mr. Henry understands that after signing this Agreement, he has seven (7) days in which to consider it and, if desired, to revoke it by giving written notice of such revocation to the Company in care of: [fill in name, title, address and fax number], prior to the expiration of the 7-day revocation period, but that upon such revocation, he shall forfeit any and all rights to all consideration otherwise to be provided to him under the terms of this Agreement. Mr. Henry also understands that this Agreement shall not become effective or enforceable until the expiration of the 7-day revocation period.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, effective as of the date last signed below.

Daniel R. Henry		Euronet Worldwide, Inc.

/s/ Daniel R. Henry		By:	/s/ Karyn Clewes Zaborny

		Title:	SVP of Human Resources

Date:	March 5, 2007	Date:	March 6, 2007

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